Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

TOPBUILD CORP.

Pursuant to and in accordance with Section 242 of the Delaware General Corporation Law, TopBuild Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    Article 5 of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) is hereby amended and restated in its entirety to read as follows:

“Article 5

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.”

2.    Section 6.03 and Section 6.05 of Article 6 of the Certificate are hereby amended and restated in their respective entireties to read as follows:

“Section 6.03. Election of Directors. Commencing with the Corporation’s 2019 annual meeting of stockholders, and continuing at each succeeding annual meeting of the Corporation, all directors of the Corporation shall be elected for a term of office term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected; provided that each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.”

“Section 6.05. [Reserved]”

3.    Article 11 of the Certificate is hereby amended and restated in its entirety to read as follows:

“Article 11

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders,

directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing or the bylaws, the provisions set forth in Section 4.01(b) of Article 4, Articles 5, 6, 7, and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed, in this Certificate of Incorporation or in the bylaws, which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Section 4.01(b) of Article 4, Articles 5, 6, 7, or this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.”

4.    The foregoing amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[Remainder of page left intentionally blank – signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its undersigned officer this 30th day of April, 2018.

TOPBUILD CORP.

By:	/s/ Joe Jacumin
Joe Jacumin, Assistant Secretary